Gales Industries Incorporated Announces Acquisition of Strategic Metals
                                   Distributor

BAY SHORE, NY - January 3, 2006 -- Gales Industries Incorporated (OTCBB: GLDS), a holding company established to consolidate manufacturers, engineering integrators and specialized service providers to the aerospace/defense industry, today announced that it had signed a Stock Purchase Agreement for the acquisition of all of the outstanding shares of Sigma Metals, Inc., a strategic metals distributor based in Deer Park, Long Island, NY. As part of the purchase agreement Gales Industries has agreed to pay approximately $5.0 million plus an amount equal to Sigma's earnings for the period from January 1, 2006, until the closing. The purchase price will be paid in a combination of cash, restricted stock, and debt. Further, Gales will assume approximately $1.2 million of Sigma's indebtedness. The closing of the acquisition is subject to standard due diligence and applicable financial reporting requirements.

Michael A. Gales, Executive Chairman of Gales Industries, said, "We are pleased to announce our second business acquisition since commencing our consolidation program. The Company believes Sigma Metals brings to Gales Industries numerous advantages in our pursuit of growth, margin expansion and expanded services to our customers".

Commenting further, Peter D. Rettaliata, Gales Industries' President and Chief Executive Officer, added, "With approximate annual revenues of $18 million, Sigma Metals will increase our trailing twelve months revenue by nearly 60%, and the Company expects Sigma to be accretive to earnings in addition to it being cash flow positive. Strategically, Sigma Metals will provide a vehicle within the Group enabling us to leverage our position in the aerospace raw materials industry, providing both a hedge against price inflation and improvement of overall access to critical sources of supply.

Sigma Metals is a specialty distributor of strategic metals, primarily aluminum, stainless steels of various grades, titanium and other exotic end user specified materials. Sigma's products are sold to both aerospace/defense as well as commercial accounts throughout the U.S. and in numerous international markets. Customers include the world's largest aircraft manufacturers, subcontractors, original equipment manufacturers and various government agencies.

Legal representation for Gales Industries in this transaction was provided by Eaton & Van Winkle LLP of New York, NY. Legal representation for Sigma Metals in this transaction was provided by Berkman, Henoch, Peterson & Peddy, P.C. of Garden City, NY.

ABOUT GALES INDUSTRIES INCORPORATED

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Gales Industries Incorporated (OTCBB: GLDS) is a holding company established to engage in the consolidation of manufacturers, engineering integrators and related service providers to the aerospace/defense and commercial aviation industries. The Company is focused on flight safety and other critical componentry. The Company's first acquisition was of Air Industries Machining Corp., a leading aerospace/defense manufacturer and engineering integrator based in Bay Shore, Long Island, NY. Consolidation opportunities include companies operating within highly synergistic disciplines of manufacturing, technical services and strategic products distribution. The Company's strategy and attendant tactical plan is to execute its consolidation principally amongst Tier III, IV and V aerospace/defense subcontractors. Gales offers a tailored exit strategy or management continuity strategy in exchange for qualified acquisitions, and targets technically superior middle market organizations with revenues of up to $100 million annually. Information on the Company and its products may be found online at www.airindmc.com.

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Certain matters discussed in this press release are 'forward-looking statements'
intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, firm backlog, projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates, projections and forecasts made by management with respect to the Company's critical accounting policies, firm backlog, projected backlog, regulatory delays, government funding and budgets, matters pertaining to potential and pending acquisitions subject to and after closings, and other factors, including results of financial audits and general economic conditions, not within the Company's control. Certain of the Company's forward looking statements, with the projected backlog in particular, are formulated based on management's extensive industry experience and understanding and assessment of industry trends, customer requirements, and related government spending. Projected backlog may be subject to variability and may increase or decrease at any time based on a variety of factors, including but not limited to modifications of previously released orders, acceleration of orders under general purchase agreements, etc. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com

or

Gales Industries Incorporated
Michael A. Gales
631-328-7024
mag@airindmc.com